As filed with the Securities and Exchange Commission on May 14, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APPLE HOSPITALITY REIT, INC.
(Exact name of registrant as specified in its charter)

Virginia	26-1379210
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

814 East Main Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip code)

Apple Hospitality REIT, Inc. 2014 Omnibus Incentive Plan
Apple Hospitality REIT, Inc. 2008 Non-Employee Directors Stock Option Plan
(Full title of the plan)

Justin G. Knight
President and Chief Executive Officer
814 East Main Street
Richmond, Virginia 23219
(Name and address of agent for service)

(804) 344-8121
(Telephone number, including area code, of agent for service)

Copy to:

Paul Manca
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration Fee (2)(3)
Common shares, no par value	12,000,000 shares	$8.01	$96,120,000	$11,170

(1)
Represents (a) 10,000,000 common shares, no par value, of Apple Hospitality REIT, Inc. (the “Company”), or any security which common shares may be changed into or for which common shares may be exchanged, available for issuance under the Company’s 2014 Omnibus Incentive Plan (the “Omnibus Plan”) and (b) 2,000,000 common shares, no par value of the Company, or any security which common shares may be changed into or for which common shares may be exchanged, available for issuance under the Company’s 2008 Non-Employee Directors Stock Option Plan (the “Directors Plan” and, together with the Omnibus Plan, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plans and shares that may become issuable under the Plans by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the Company’s outstanding common shares.

(2)
Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h) and 457(c) under the Securities Act, based on the estimated book value per share of the Company’s common shares as of March 31, 2015, which was $8.01 per share (based on an estimated book value of approximately $3.0 billion of the Registrant as of March 31, 2015 and 372,197,631  common shares outstanding as of the date hereof). The Company’s common shares currently are not listed on a national securities exchange but are expected to be listed on The New York Stock Exchange on or about May 18, 2015.

(3)
Pursuant to Rule 457(p) under the Securities Act, the Company hereby offsets the total registration fee due under this registration statement by the amount of the filing fee associated with the unsold securities from the Form S-3 Registration Statement of the Registrant (formerly known as Apple REIT Nine Inc.) filed with the Securities and Exchange Commission on December 10, 2010 (SEC File No. 333-171094), as amended, registering securities for a maximum aggregate offering price of $220,000,000 (the “Prior Registration Statement”). The associated filing fee of $6,342 for the $88,961,509 of the unsold securities remaining under the Prior Registration Statement is hereby used to offset the current registration fee due. As a result, $4,828 is due in connection with this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Form S-8 will be sent or given to the persons participating in the Plans, as specified by Rule 428(b)(1) promulgated under the Securities Act.  In accordance with the instructions to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 6, 2015.

2.
The portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 6, 2015 incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Commission on May 7, 2015

4.
The Company’s Current Reports on Form 8-K filed with the Commission on January 27, 2015, February 25, 2015, February 27, 2015, March 3, 2015, April 23, 2015, and May 11, 2015 (with respect to the information in Item 8.01).

5.
The description of the Company’s common shares, no par value, contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on May 13, 2015, pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits, and the Company’s Articles of Incorporation, as amended (the “Articles”), require, to the fullest extent permitted by Virginia law, the Company to indemnify its officers and directors in a variety of circumstances, which may include indemnification for liabilities under the Securities Act.  Under Sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if such officer or director acted in good faith and believed his conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful.  The VSCA requires such indemnification, unless limited by a corporation’s articles of incorporation, when a director or officer entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation.

The Articles provide that the Company must indemnify any individual who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of the Company or by or on behalf of its shareholders) because such individual is or was a director or officer of the Company or of any legal entity controlled by the Company, or is or was a fiduciary of any employee benefit plan established at the direction of the Company, against all liabilities and reasonable expenses incurred by him on account of the proceeding, provided that the directors of the Company (excluding the indemnified party) determine in good faith that his course of conduct which caused the loss or liability was in the best interests of the Company, and provided further that such liabilities and expenses were not incurred because of his willful misconduct, bad faith, reckless disregard of duties or knowing violation of the criminal law.  Before any indemnification is paid, a determination must be made that indemnification is permissible in the circumstances because the person seeking indemnification is eligible for indemnification and has met the standard of conduct set forth above.  Such determination must be made in the manner provided by Virginia law for determining that indemnification of a director is permissible; provided, however, that if a majority of the directors of the Company has changed after the date of the alleged conduct giving rise to a claim for indemnification, the determination that indemnification is permissible must, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the board of directors of the Company and such person.  Unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursement for expenses incurred by any person named above upon receipt of an undertaking from him to repay the same if it is ultimately determined that such individual is not entitled to indemnification.  The Company is authorized to contract in advance to indemnify any of the persons named above to the extent it is required to indemnify them pursuant to the provisions described above.

Notwithstanding the above, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys' fees, arising from or out of an alleged violation of federal or state securities laws associated with the public offering of the Company’s common shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

The rights of each person or entity entitled to indemnification under the Articles shall inure to the benefit of such person's or entity's heirs, executors, administrators, successors or assigns.  Indemnification pursuant to the Articles shall not be exclusive of any other right of indemnification to which any person or entity may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Company, and indemnification under policies of insurance purchased and maintained by the Company or others.  However, no person or entity shall be entitled to indemnification by the Company to the extent such person or entity is indemnified by another, including an insurer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibits listed under the caption “Exhibits Index” of this registration statement are incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, state of Virginia, on this 14 day of May, 2015.

APPLE HOSPITALITY REIT, INC.

By:	/s/ Justin G. Knight
Justin G. Knight
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David P. Buckley and Bryan F. Peery, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits and other documents related thereto with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Justin G. Knight	President, Chief Executive Officer and Director	May 14, 2015
Justin G. Knight	(Principal Executive Officer)

/s/ Bryan F. Peery	Executive Vice President and Chief Financial Officer	May 14, 2015
Bryan F. Peery	(Principal Financial Officer and Principal Accounting Officer)

/s/ Glade M. Knight	Executive Chairman of the Board	May 14, 2015
Glade M. Knight

/s/ Glenn W. Bunting, Jr.	Director	May 14, 2015
Glenn W. Bunting, Jr.

/s/ Jon A. Fosheim	Director	May 14, 2015
Jon A. Fosheim

/s/ Bruce H. Matson	Director	May 14, 2015
Bruce H. Matson

/s/ Daryl A. Nickel	Director	May 14, 2015
Daryl A. Nickel

/s/ L. Hugh Redd	Director	May 14, 2015
L. Hugh Redd

EXHIBIT INDEX

Exhibit No.	Description

3.1
Articles of Incorporation of Apple Hospitality REIT, Inc., as amended (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K (SEC File No. 000-53603) filed March 6, 2015)

3.2	Amended and Restated Bylaws of Apple Hospitality REIT, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (SEC File No. 000-53603) filed March 5, 2014)
5.1	Opinion of Hogan Lovells US LLP regarding the validity of the common shares of Apple Hospitality REIT, Inc. registered hereby*
10.1	2014 Omnibus Incentive Plan of Apple Hospitality REIT, Inc. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (SEC File No. 000-53603) filed June 4, 2014)
10.2	2008 Non-Employee Directors Stock Option Plan (Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q (SEC File No. 333-147414) filed May 8, 2008)
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page hereto)*

__________________

* Filed herewith.